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Exhibit (a)(10)

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/12/06	Investors:	May Kay Shaw, 630-623-7559
	Media:	Lisa Howard, 630-623-5044

McDonald's Announces Final Proration Factor of 7.01043% for Chipotle Split-Off Exchange Offer

OAK BROOK, IL—McDonald's Corporation today announced the final results of the Chipotle exchange offer. The offer expired at 12:00 midnight, New York City time, on October 5, 2006. Under the terms of the offer, McDonald's accepted 18,628,187 shares of McDonald's common stock in exchange for the 16,539,967 shares of Chipotle class B common stock held by McDonald's. Each share of McDonald's common stock accepted for exchange by McDonald's was exchanged for 0.8879 shares of Chipotle class B common stock.

Because the offer was oversubscribed, McDonald's accepted tendered shares on a pro rata basis in proportion to the number of shares tendered. Shareholders who owned less than 100 shares of McDonald's common stock, or an "odd-lot", who validly tendered all of their shares, could elect not to be subject to proration, in accordance with the terms of the exchange offer. All shares tendered by eligible electing odd-lot shareholders have been accepted. The final proration factor of 7.01043% was applied to all other tendered shares of McDonald's common stock to determine the number of such shares that would be accepted.

Based on the final count by the exchange agent, Computershare Trust Company, N.A., the results of the exchange offer are as follows:

Total number of shares of McDonald's common stock tendered	262,183,800
Shares tendered that were subject to proration	261,917,171
"Odd-lot" shares tendered that were not subject to proration	266,629
Total number of shares of McDonald's common stock accepted	18,628,187

The exchange agent is expected to deliver shares of Chipotle class B common stock as follows: (1) with respect to shares tendered through DTC, to the account of DTC on Thursday, October 12, 2006, so that DTC can credit the relevant DTC participant (and such participant can credit its respective account holders promptly thereafter), and (2) with respect to shares tendered outside DTC, to direct registered accounts of the respective holders by Monday, October 16, 2006. The exchange agent is expected to mail or deliver checks in lieu of a fractional share of Chipotle Class B common stock and shares of McDonald's common stock tendered but not accepted for exchange by Friday, October 20, 2006.

The terms and conditions of the exchange offer are more fully described in an exchange offer prospectus previously filed by Chipotle and a Schedule TO previously filed by McDonald's with the Securities and Exchange Commission.

Morgan Stanley & Co. Incorporated served as the dealer manager for the transaction.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local men and women.

Chipotle operates more than 500 fast-casual, fresh Mexican food restaurants in 23 states throughout the United States and in the District of Columbia.

Additional Information

In connection with McDonald's disposition of its interest in Chipotle via an exchange offer (which expired at midnight on October 5, 2006), Chipotle filed an exchange offer prospectus with the

Securities and Exchange Commission. That prospectus, which McDonald's mailed to its shareholders, contains important information about the disposition and related matters. None of McDonald's, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer made any recommendation as to whether shareholders should participate in the exchange offer. You may obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald's and Chipotle at the SEC's web site at www.sec.gov, and those documents may also be obtained for free from McDonald's at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

McDonald's retained Georgeson Shareholder Communications Inc. as the information agent for the transaction. To obtain copies of the exchange offer prospectus and related documentation, or if you have questions about the exchange offer, you may contact the information agent at 1-866-821-2614 (toll-free in the United States), or 1-212-440-9800 (elsewhere).

Forward-Looking Statements

Information in this communication contains forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date thereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the split-off, including future financial and operating results, and each company's plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald's and Chipotle with the SEC, such as annual and quarterly reports and the exchange offer prospectus. McDonald's and Chipotle disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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  Exhibit (a)(10)